Exhibit 99.1

Contact: William B. Boni VP, Investor Relations/ Corp. Communications (781) 994-0300 www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, MA, August 5, 2014 – ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the second quarter of 2014.

For the quarter ended June 30, 2014, the Company reported a net loss of $6,339,000 or $0.10 per share, compared with a net loss of $6,786,000 or $0.11 per share for the second quarter of 2013.  For the six-month period ended June 30, 2014, the Company reported a net loss of $13,480,000 or $0.22 per share, compared with a net loss of $12,561,000 or $0.20 per share, for the six-month period ended June 30, 2013.

At June 30, 2014, the Company had a total of approximately $77,572,000 in cash, equivalents and marketable securities.

Operational Update

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Approximately 110 clinical sites are now enrolling patients in the Phase 3 METIV-HCC trial of tivantinib in second line hepatocellular carcinoma (HCC), with the goal of recruiting approximately 300 patients.

•	Seven presentations on tivantinib were highlighted at the 2014 ASCO Annual Meeting, including three from trials being sponsored by the National Institutes of Health.
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As a result of a restructuring of the Company’s workforce effective August 4, 2014, current cash, cash equivalents and marketable securities will be sufficient to fund the Company’s working capital and capital requirements into 2017, with no impact on current financial guidance for 2014.

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The dose escalation portions of Phase 1 clinical trials with ARQ 092, an orally bioavailable, non-ATP competitive inhibitor of Akt, and ARQ 087, a multi-kinase inhibitor with pan-fibroblast growth factor (FGFR) activity, are concluding, and biomarker-driven Phase 1b expansion cohorts in these trials are about to be initiated.  Data with these compounds are planned for presentation in November 2014 at the EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics.

“We continue to build momentum in patient enrollment in the METIV-HCC trial,” said Paolo Pucci, chief executive officer of ArQule.  “We expect to achieve critical mass in the screening of patients later this year and to announce then the updated timeline for completing enrollment.

“With today’s announced restructuring, we have more closely aligned our human and capital resources with our focus on clinical-stage development programs,” said Mr. Pucci.  “This action will allow us both to increase spending on proprietary programs like ARQ 092, our Akt inhibitor, and also to extend our cash runway into 2017.”

Revenues and Expenses

The Company reported total revenues of $2,901,000 for the quarter ended June 30, 2014, compared with revenues of $4,436,000 for the quarter ended June 30, 2013.  Revenues for the six months ended June 30, 2014 were $5,577,000, compared with revenues of $10,097,000 for the six months ended June 30, 2013.

The $1.5 million revenue decrease in the three months ended June 30, 2014 is primarily due to revenue decreases of $0.9 million from our Daiichi Sankyo tivantinib program and $0.6 million from our Daiichi Sankyo ARQ 092 agreement that ended in June 2013.

The $4.5 million revenue decrease in the six months ended June 30, 2014 is primarily due to revenue decreases of $1.4 million from our Daiichi Sankyo tivantinib program, $1.8 million of other revenue related to a one-time research project in the six months ended June 30, 2013 and $1.3 million from our Daiichi Sankyo ARQ 092 agreement that ended in June 2013.

Total costs and expenses for the quarter ended June 30, 2014 were $9,307,000 compared with $11,280,000 for the second quarter of 2013.  Total costs and expenses for the six months ended June 30, 2014 were $19,288,000 compared with $22,861,000 for the same period in 2013.

Research and development costs for the three and six-month periods ended June 30, 2014 were $6,236,000 and $12,967,000 respectively, compared with $8,082,000 and $16,263,000 for the 2013 three and six-month periods.  The lower research and development costs and expenses in the 2014 periods were due to lower labor related costs, reduced lab expenses and other cost decreases.

General and administrative costs for the three and six-month periods ended June 30, 2014 were $3,071,000 and $6,321,000 respectively, compared with $3,198,000 and $6,598,000 for the 2013 three and six-month periods.

Confirmed 2014 Financial Guidance

As previously stated, for 2014 ArQule expects net use of cash to range between $35 and $38 million.  Revenues are expected to range between $8 and $10 million.  Net loss is expected to range between $30 and $33 million, and net loss per share is expected to range between $(0.48) and $(0.52). ArQule expects to end 2014 with between $57 and $60 million in cash and marketable securities.

Conference Call and Webcast
Date:		Tuesday, August 5, 2014
Time:		9:00 a.m. Eastern Time
Conference Call Numbers
	Domestic:	877-868-1831
	International:	914-495-8595
	Web cast:	http://investors.arqule.com/events.cfm

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A replay of the conference call will be available beginning two hours after the completion of the call through August 7, 2014 and can be accessed by dialing toll-free 855-859-2056 or 800-585-8367 and outside the U.S. 404-537-3406.  The replay access code is 75401404.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase.  The Company’s pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase, and ARQ 087, designed to inhibit fibroblast growth factor receptor (FGFR).  ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors, leveraging the Company’s proprietary library of compounds.

This press release contains forward-looking statements regarding the Company’s clinical trials with tivantinib (ARQ 197) and other candidate compounds in earlier stages of development as well as its ability to fund operations with current cash and marketable securities. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib, ARQ 092 and ARQ 087 may not demonstrate promising therapeutic effect; in addition, they may not demonstrate appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners to discontinue development.  Even if later stage clinical trials are successful, unexpected concerns may arise from subsequent analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities. Regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for tivantinib is subject to the ability of the Company as well as Daiichi Sankyo, Inc. and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome technical hurdles and other issues related to the conduct of the trials for which each of them is responsible.  There is a risk that these issues may not be successfully resolved.  In addition, we and our partners are utilizing a companion diagnostic to identify MET-high patients in the METIV-HCC and JET-HCC trials, and  we may encounter difficulties in developing and obtaining approval for companion diagnostics, including issues relating to selectivity/specificity, analytical validation, reproducibility, or clinical validation. Any delay or failure by our collaborators to develop or obtain regulatory approval of the companion diagnostics could delay or prevent approval of our product candidates.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future.  Moreover, with respect to partnered programs, even if certain compounds show initial promise, Daiichi Sankyo or Kyowa Hakko Kirin may decide not to license or continue to develop them, as the case may be.  In addition, Daiichi Sankyo and Kyowa Hakko Kirin have certain rights to unilaterally terminate their agreements with ArQule. If either company were to do so, the Company might not be able to complete development and commercialization of the applicable licensed products on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.
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ArQule, Inc.
Condensed Statement of Operations and Comprehensive Loss
(In Thousands, Except Per Share Amounts)
(Unaudited)

	THREE MONTHS ENDED June 30,		SIX MONTHS ENDED June 30,
	2014	2013	2014	2013
	(IN THOUSANDS, EXCEPT PER SHARE DATA)
Research and development revenue	$2,901	$4,436	$5,577	$10,097

Costs and expenses:
Research and development	6,236	8,082	12,967	16,263
General and administrative	3,071	3,198	6,321	6,598
Total costs and expenses	9,307	11,280	19,288	22,861

Loss from operations	(6,406)	(6,844)	(13,711)	(12,764)

Interest income	76	132	171	283
Interest expense	(10)	(6)	(17)	(10)
Other income (expense)	1	(68)	77	(70)

Net loss	(6,339)	(6,786)	(13,480)	(12,561)

Unrealized loss on marketable securities	(4)	(67)	(21)	(58)
Comprehensive loss	$(6,343)	$(6,853)	$(13,501)	$(12,619)

Basic and diluted net loss per share:
Net loss per share	$(0.10)	$(0.11)	$(0.22)	$(0.20)

Weighted average basic and diluted common shares outstanding	62,627	62,473	62,605	62,429

Balance sheet data (in thousands):	June 30, 2014	December 31, 2013

Cash, equivalents and marketable securities- short term	$63,203	$74,695
Marketable securities- long term	14,369	20,391
	$77,572	$95,086

Total assets	$80,257	$98,179
Notes payable	$1,700	$1,700
Stockholders’ equity	$49,062	$60,626

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